
                                                                                                                    Exhibit 11


                                      DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES
                                               Computation of Earnings per Share


                                                                             Year Ended March 31,
                                                -------------------------------------------------------------------------------
                                                          1995                       1994                         1993
                                                -----------------------     -----------------------     -----------------------
                                                Primary   Fully-Diluted     Primary   Fully-Diluted     Primary   Fully-Diluted
                                                -------   -------------     -------   -------------     -------   -------------
Shares:
  Weighted average number of shares
   of Class A and Class B Common Stock
   outstanding                                 5,108,296    5,108,296      5,334,477    5,334,477      5,324,084    5,324,084

  Effect of dilutive common stock options (1)    123,038      123,038           --           --             --           --

  Effect of 8 1/2% convertible subordinated
   debentures (2)                                   --           --             --           --             --           --
                                              ----------   ----------     ----------   ----------     ----------   ----------
    Adjusted shares                            5,231,334    5,231,334      5,334,477    5,334,477      5,324,084    5,324,084
                                              ==========   ==========     ==========   ==========     ==========   ==========

Net Earnings:
  Net earnings for the year                   $2,604,000   $2,604,000     $1,615,000   $1,615,000     $1,085,000   $1,085,000

  Effect of assumed conversion of 8 1/2%
   convertible subordinated debentures (2)          --           --             --           --             --           --
                                              ----------   ----------     ----------   ----------     ----------   ----------
    Adjusted net earnings                     $2,604,000   $2,604,000     $1,615,000   $1,615,000     $1,085,000   $1,085,000
                                              ==========   ==========     ==========   ==========     ==========   ==========

  Earnings per share (adjusted net earnings
   divided by adjusted shares)                $      .50   $      .50     $      .30   $      .30     $      .20   $      .20
                                              ==========   ==========     ==========   ==========     ==========   ==========


(1) Options outstanding to purchase shares of common stock are not included in fiscal 1994 and 1993, because their effect was not material.

(2) The 8 1/2% convertible subordinated debentures are excluded from the calculation of fully diluted earnings per share for fiscal years 1995, 1994 and 1993, as they would have an antidilutive effect on earnings per share.